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                     October 26, 2022

       Beck Chen
       Chief Financial Officer
       Dada Nexus Ltd
       22/F Oriental Fisherman's Wharf
       No. 1088 Yangshupu Road
       Yangpu District, Shanghai 200082
       People's Republic of China

                                                        Re: Dada Nexus Ltd
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed on April 28,
2022
                                                            File No. 001-39305

       Dear Beck Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology